EXHIBIT 12
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                          NORTHWEST NATURAL GAS COMPANY
                Computation of Ratio of Earnings to Fixed Charges
                         January 1, 1993 - June 30, 1998

                                                                                Twelve
                                                                                Months
                                          Year Ended December 31,               Ended
                               ----------------------------------------------  June 30,
                                1993      1994     1995      1996      1997      1998
                                ----      ----     ----      ----      ----    --------
Fixed Charges, as Defined:
     Interest on Long-
      Term Debt               $22,578   $21,921   $23,141   $23,176   $24,918   $27,090
     Other Interest             1,906     2,473     2,252     3,448     4,500     3,975
     Amortization of Debt
      Discount and Expense        775       850       882       865       730       701
     Interest Portion of
        Rentals                 1,701     1,697     1,764     1,798     2,111     2,111
                              -------   -------   -------   -------   -------   -------
     Total Fixed Charges,
       as defined             $26,960   $26,941   $28,039   $29,287   $32,259   $33,877
                              =======   =======   =======   =======   =======   =======

Earnings, as defined:
     Net Income               $37,647   $35,461   $38,065   $46,793   $43,059   $43,226
     Taxes on Income           22,096    20,473    22,120    27,347    21,106    17,579
     Fixed Charges,
        as above               26,960    26,941    28,039    29,287    32,259    33,877
                              -------   -------   -------  --------   -------   -------
     Total Earnings,
        as defined            $86,703   $82,875   $88,224  $103,427   $96,424   $94,682
                              =======   =======   =======  ========   =======   =======

Ratio of Earnings to
 Fixed Charges                   3.22      3.08      3.15      3.53      2.99      2.79
                                 ====      ====      ====      ====      ====      ====
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